Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Ponce Financial Group, Inc.

Bronx, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2021, relating to the consolidated financial statements of PDL Community Bancorp and Subsidiaries, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Mazars USA LLP

New York, New York

February 11, 2022